Exhibit 99.1

                                      NGSG
                        NATURAL GAS SERVICES GROUP, INC.






FOR IMMEDIATE RELEASE                       For More Information, Contact:
July 21, 2004                               Wallace Sparkman, CEO
                                            800-580-1828
                                            Jim Drewitz, Investor Relations
                                            972-355-6070


                      NATURAL GAS SERVICES GROUP ANNOUNCES
                        PRIVATE PLACEMENT FOR $5 MILLION

MIDLAND, Texas, July 21, 2004 - Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of equipment and services to the natural gas and oil industry, announces the Company has entered into a definitive agreement to sell 649,574 shares of its restricted common stock to an accredited private investor at a price slightly below market value in a private placement that will raise approximately $5 million in net proceeds to the Company.

The private placement includes restricted common stock and does not include any warrants. These shares represent approximately 11% of the outstanding common stock. The closing, which is subject to customary closing conditions, is scheduled to occur on or before August 4, 2004.

NGS plans to use the net proceeds of the offering to further advance the growth of the Company's rental fleet of natural gas compressors, working capital and general corporate purposes, including possible acquisition of strategically located compressor companies. The Company has agreed to file a registration statement with the SEC for the resale of common stock within the next sixty days.

Wallace Sparkman, President and CEO said, "This is an outstanding opportunity with a private investor we have a continuing relationship with. The placement includes only restricted common stock and does not include any warrants or any additional fees other than legal fees. This gives us additional capital to meet anticipated needs resulting from future business expansion and provide working capital. It will facilitate our ability to complete future business opportunities as they become available."

About Natural Gas Services Group, Inc NGS manufactures, fabricates, sells, leases and services natural gas compressors that enhance the production of oil and gas wells. The Company also manufactures and sells flare systems and flare ignition systems for plant and production facilities.

      For more information visit the Company's website at www.ngsgi.com .

Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.
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